UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2026

Tevogen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41002	98-1597194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Independence Boulevard, Suite #210
Warren, New Jersey	07059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 838-6436

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TVGN	The Nasdaq Stock Market LLC
Warrants, exercisable for $575.00 per share	TVGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Restricted Stock Awards

On September 14, 2026 (the “Grant Date”), Tevogen Inc. (the “Company”) granted the Company’s executive officers restricted stock awards (the “RSAs”) under the Tevogen Inc. 2024 Omnibus Incentive Plan (the “Plan”), in each case consisting of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), subject to terms and restrictions set forth in an RSA agreement with the executive officer (“Restricted Shares” and each such agreement, an “RSA Agreement”), as follows:

●	Ryan Saadi, Chief Executive Officer and Chairperson of the Company’s Board of Directors (the “Board”), was granted 8,000,000 Restricted Shares; and
●	Kirti Desai, Chief Financial Officer, was granted 750,000 Restricted Shares.

Vesting of the Restricted Shares is subject to the Board’s certification of the Company’s achievement of $1.0 billion in aggregate revenue by September 30, 2031 (the “Revenue Threshold”), and the Restricted Shares may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of prior to vesting. Each grantee will have the right to vote the Restricted Shares prior to vesting. As of immediately following the grant on September 14, 2026, Dr. Saadi directly or indirectly owned 74.4% and Mr. Desai directly owned 6.3% of the 15,736,540 shares of outstanding Common Stock.

Background

The RSAs are intended to align Dr. Saadi’s and Mr. Desai’s realized compensation with the Company’s growth and success by making vesting contingent on achievement of the Revenue Threshold. The Board believes that the executives’ continued leadership is instrumental to the Company’s progress and that retaining and incentivizing Dr. Saadi and Mr. Desai through equity grants and providing each of them a continued important say in the Company’s future through the voting rights incident to the Restricted Shares is in the best interests of the Company and its stockholders. The achievement of the Revenue Threshold is intended to be a challenging milestone that would require significant effort and value creation for the benefit of all stockholders before any economic value from the RSAs can be realized by the executives.

Forfeiture

The Restricted Shares are subject to forfeiture upon the occurrence of any of the following events:

●	Failure to Meet Performance Threshold: If the Revenue Threshold is not achieved by the end of the Performance Period.
●	Termination of Service: In the event the grantee’s Service terminates for any reason prior to vesting.
●	Transfer: Any attempted transfer of the Restricted Shares prior to vesting (which transfer will be null and void).
●	Change in Control: Upon the occurrence of a Change in Control (as defined in the Plan) in which the Restricted Shares are not assumed or continued, in which case all Restricted Shares that have not vested as of immediately prior to the consummation of such Change in Control will be immediately and automatically forfeited without consideration.
●	Conduct Detrimental to the Company: If the Company determines that the grantee engaged in Conduct Detrimental to the Company during the grantee’s Service or during the 12-month period following termination, (i) the grantee will immediately and automatically forfeit all unvested Restricted Shares, and (ii) if the grantee has vested in any Shares during the 12-month period prior to the grantee’s actions, the grantee will owe the Company a cash payment (or forfeiture of shares of Common Stock) in an amount determined as follows: (a) for any shares of Common Stock (“Shares”) that the grantee has sold prior to receiving notice from the Company, the amount will be the proceeds received from any and all sales of those Shares, and (b) for any Shares that the grantee still owns, the amount will be the number of Shares owned times the Fair Market Value of the Shares on the date the grantee receives such notice. “Conduct Detrimental to the Company” is when the grantee: (i) engages in serious misconduct, whether or not discovered by the Company prior to the termination of Service, (ii) breaches obligations to the Company or an Affiliate under any written agreements, or (iii) engages in certain competitive activities, including performance of service for a direct competitor, or breaches certain non-solicitation obligations without the Company’s advance, express, written consent.

The foregoing description of the RSA Agreements is qualified by reference to the full text of the RSA Agreements, a form of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. Capitalized terms used but not otherwise defined in this Form 8-K have the meanings assigned to them in the RSA Agreements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Form of Restricted Stock Award Agreement, dated September 14, 2026, under Tevogen Inc. 2024 Omnibus Incentive Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tevogen Inc.

Date: September 16, 2026	By:	/s/ Ryan Saadi
	Name:	Ryan Saadi
	Title:	Chief Executive Officer